EXHIBIT 5.1
                            Kelley Drye & Warren LLP
                               Two Stamford Plaza
                              281 Tresser Boulevard
                        Stamford, Connecticut 06901-3229



                                  May 31, 2002



The Board of Directors of Each of
UCAR Finance Inc.
GrafTech International Ltd.
UCAR Carbon Company Inc.
UCAR Carbon Technology LLC
UCAR Composites Inc.
UCAR Global Enterprises Inc.
UCAR Holdings III Inc.
UCAR International Trading Inc.
c/o GrafTech International Ltd.
         Brandywine West
         1521 Concord Pike, Suite 301
         Wilmington, Delaware 19803

Ladies and Gentlemen:

          We have acted as special counsel to UCAR Finance Inc., a Delaware corporation (the "Company") and the issuer of the Existing Notes and the Exchange Notes (as each term is defined below), GrafTech International Ltd., a Delaware corporation ("GrafTech"), UCAR Carbon Company Inc., a Delaware corporation ("UCAR Carbon"), UCAR Carbon Technology LLC, a Delaware limited liability company ("UCAR Carbon Technology"), UCAR Composites Inc., a California corporation ("UCAR Composites"), UCAR Global Enterprises Inc., a Delaware corporation ("UCAR Global"), UCAR Holdings III Inc., a Delaware corporation ("UCAR Holdings"), and UCAR International Trading Inc., a Delaware corporation ("UCAR International" and, together with GrafTech, UCAR Carbon, UCAR Carbon Technology, UCAR Composites, UCAR Global and UCAR Holdings, the "Guarantors"), in connection with the preparation and filing of a Registration Statement on Form S-4, as amended (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to the proposed offer to exchange (the "Exchange Offer") $550,000,000 principal amount of 10 1/4% Senior Notes due 2012 issued by the Company (the "Exchange Notes") and guaranteed by the Guarantors (the "Guarantees") for a like aggregate principal amount of 10 1/4% Senior Notes due 2012 issued by the Company (the "Existing Notes") and guaranteed by the Guarantors in transactions exempt from or not subject to registration under the Act. The Exchange Notes will be issued pursuant to the Indenture, dated as of February 15, 2002 and supplemented as of April 30, 2002, among the Company, the Guarantors and State Street Bank and Trust Company, as Trustee, pursuant to which the Existing Notes were originally issued (the "Indenture"). As such counsel, you have

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requested our opinion as to the matters described herein relating to the issuance of the Exchange Notes and the Guarantees in the Exchange Offer.

          We have examined the Certificate or Articles of Incorporation and By-Laws of the Company and each of the Guarantors, in each case as amended and restated through the date hereof; minutes of the corporate proceedings of the Company and each of the Guarantors through the date hereof, in each case as made available to us by officers of the Company and the Guarantors; an executed copy of the Registration Statement and all exhibits thereto in the form filed with the Commission; executed copies of each of (i) the Indenture, (ii) the Registration Rights Agreement dated February 15, 2002 among the Company, the Guarantors, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., ABN AMRO Incorporated, Fleet Securities, Inc. and Scotia Capital (USA) Inc. and
(iii) the Registration Rights Agreement dated May 6, 2002, among the Company, the Guarantors, Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc.; specimen forms of the Exchange Notes and the Guarantees; and such matters of law deemed necessary by us in order to deliver this opinion. In the course of our examination, we have assumed that all documents required to be duly authorized, executed and delivered by a party or parties other than the Company and each of the Guarantors have been duly authorized, executed and delivered by such party or parties. In addition, we have assumed the genuineness of all signatures, the authenticity of all originals, the conformity to originals of all copies, the authenticity of the originals of such copies and the legal capacity of all natural persons. As to certain factual matters, we have relied upon information furnished to us by officers of the Company and each of the Guarantors.

          We express no opinion with respect to the enforceability of any agreement, contract or document or any provision thereof: (i) to the extent that such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, assignment for the benefit of creditors, fraudulent transfer or conveyance or similar state or federal laws, by judicially developed doctrines affecting the rights and remedies of creditors generally or general principles of equity (including commercial reasonableness, good faith and fair dealing and the requirement that the right, remedy or penalty sought be proportionate to the breach, default or injury), regardless of whether enforceability is sought in a proceeding at law or in equity; (ii) providing for specific performance, injunctive relief or other equitable remedies (including any provision that limits the availability of such equitable remedies), regardless of whether such enforceability is sought in a proceeding in equity or at law; (iii) providing for indemnification and contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws; (iv) requiring any waiver of stay or extension laws, diligent performance or other acts that may be unenforceable under principles of public policy; (v) to the extent that such enforceability may be subject to, or affected by, compliance with, and limitations imposed by, procedural requirements relating to the exercise of remedies; or (vi) providing for a choice of law, jurisdiction or venue (and we have assumed that such provisions will be enforced).

          We express no opinion concerning any law of any jurisdiction other than (i) the laws of the States of New York and Connecticut, (ii) the federal laws of the United States of America and (iii) with respect to the Company and the Guarantors (except for UCAR Composites), the General Corporation Law of the State of Delaware and, for UCAR Composites, the General Corporation Law of the State of California. Without limiting the foregoing, we


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express no opinion with respect to the applicability or the effect of the laws of any other state, municipality or jurisdiction or any rules, regulations or orders of any agencies within any other state, municipality or jurisdiction.

          Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and, in the case of the Exchange Notes, authenticated in accordance with the terms of the Indenture and delivered to the purchasers thereof in exchange for the Existing Notes as described in the Registration Statement, the Exchange Notes and the Guarantees will be valid and binding obligations of the Company or the Guarantor party thereto, enforceable against the Company or the Guarantor party thereto in accordance with its respective terms.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the prospectus included therein under the caption "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act. We have no obligation to update this opinion for events or changes in law or fact occurring after the date hereof.

                                Very truly yours,


                                /s/ Kelley Drye & Warren LLP

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